BIONDO INVESTMENT ADVISORS LLC

CODE OF ETHICS

June 2016

A.	Introduction

BIONDO INVESTMENT ADVISORS LLC (“BIA”), as an investment adviser, is a fiduciary that owes its clients a duty of undivided loyalty. In order to educate our employees, protect the reputation of the firm and guard against violating the securities laws, both federal and state, BIA has adopted this Code of Ethics (the “Code”) to establish standards of conduct to which our employees must adhere.

B.	Statement of Policy

Pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 (the ‘Advisers Act’), it is the policy of this firm to establish procedures and guidelines governing the conduct of its business to prevent actual or potential conflicts of interest with its clients and to prevent violations of securities laws or other duties owed to clients.

In addition to the firm's fiduciary duty to its clients, which requires each employee to act solely for the benefit of the clients, employees also have a duty to act in the best interests of the firm. Therefore, it is in the best of interests of BIA to avoid potential conflicts of interest, or even the appearance of such conflicts, in the conduct of our officers and employees.

While it is impossible to define all situations that might pose a risk of securities laws violations or create conflicts, this Code is designed to address those circumstances where such concerns are most likely to arise. By complying with the guidelines below, the firm's employees can minimize their and the firm's potential exposure to violations of securities laws, prevent fraudulent activity and reinforce fiduciary principles.

Failure to comply with the provisions of this Code is grounds for disciplinary action, including discharge by the firm... Adherence to the Code is considered a basic condition of your employment with the firm. If you have any doubt as to the propriety of any activity, you should consult with the person charged with the administration of this Code, the firm’s Chief Compliance Officer. Violations of this Code must be reported to the Chief Compliance Officer.

A copy of this Code and any amendments will be provided to each supervised person, as defined in the Advisers Act. Each person must acknowledge in writing the receipt of these copies. A “supervised person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

C.	Personal Securities Transactions

An “access person” is a supervised person who has access to nonpublic information regarding clients’ purchase or sale of securities, and/or is involved in making securities recommendations to clients and/or who has access to such recommendations that are nonpublic. Note that under this last clause, even if you have no involvement in making recommendations, you may become an access person simply by learning of recommendations or decisions being made by BIA in the course of your employment duties. Non-registered staff is not to have any involvement in the purchase, sale or recommendation of securities to clients. Non-registered staff will receive training during the ‘Orientation Process’, upon joining the firm, on referring clients to registered personnel. A current list of BIA's access persons can be found in ‘Attachment A’.

For the purpose of this Code, "Personal Securities Transactions" include securities transactions for your own account or transactions for other accounts in which you have "beneficial interest," unless you have no direct or indirect influence or control over the account or the transaction. "Beneficial interest" means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from a transaction in the subject securities. An access person is deemed to have a beneficial interest in securities owned by members of his or her immediate family. Common examples of beneficial interest include joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations. Any uncertainty as to whether an access person has a beneficial interest in a security should be brought to the attention of the Chief Compliance Officer.

"Immediate family" of access persons means any of the following persons who reside in the same household as the Access Person:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law

Immediate family includes adoptive relationships and any other relationship (whether or not recognized by law) that the Chief Compliance Officer determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety that this Code is intended to prevent.

If you have a substantial measure of influence or control over an account, but neither you nor your family have any direct or indirect beneficial interest (e.g., a trust for which you are trustee but not a direct or indirect beneficiary), the rules relating to Personal Securities Transactions are not considered to be directly applicable. Therefore, you are not prohibited from engaging in Personal Securities Transactions with respect to such accounts, and reporting of such transactions (discussed below) is not required. In all transactions involving such accounts you should, however, conform to the spirit of these rules and avoid any activity which might appear to conflict with our investment advisory clients or with respect to your position as a supervised person of the firm. In this regard, your attention is directed to Sections G and H, "Other Conflicts of Interest," and "Other Transactions," respectively, which do apply to such situations.

The term " reportable security" for the purpose of this Code has a broad meaning; it includes all notes, stocks, bonds, evidences of indebtedness, certificates, investment contracts, puts, calls, options, and in general all interests or instruments commonly known as securities. Also included in this definition for the purposes of this Code are any other traded financial instruments such as forward currency exchange contracts and currency futures. More specifically, "security" has the same meaning set forth in Section 202(a)18 of the Advisors Act, EXCEPT that it does not include:

•	Direct Obligations of the Government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements;
•	Shares issued by money market funds;
•	Shares issued by registered open-end funds, provided that such funds are NOT advised by BIA or an affiliate and such fund’s advisor or principal underwriter is not controlled or under common control with BIA. Funds advised by, affiliated with or under common control with BIA are considered ‘reportable securities’; therefore, must be reported;
•	Shares issued by unit investment trust that are invested exclusively in one or more registered open-end funds, provided that such funds are NOT advised by BIA or an affiliate and such fund’s advisor or principal underwriter is not controlled or under common control with BIA.

The above ‘non-reportable securities’ are also exempt from Pre-Clearance procedures. As Funds advised by, affiliated with or under common control with BIA are considered ‘reportable securities’, transactions relating to these Funds must obtain pre- clearance; however, automatic investment plan transactions, including those within The Biondo Group, LLC’s 401k Plan, are exempt from pre-clearance and reporting requirements.

D.	Pre-Clearance of Personal Securities Transactions

The access person wishing to enter into a Personal Securities Transaction shall submit the Personal Trading Pre-Clearance Form (see ‘Attachment B’) or submit a transaction request, via e-mail, to the Chief Compliance Officer or, in her absence, the Chief Investment Officer (the ‘Approving Officer’). The transaction request must include the type of transaction, name of the issuer, type of security, symbol, and the number of shares or the face amount of the security proposed to be purchased or sold. The request shall be submitted and approval of the proposed transaction shall be provided by the Approving Officer before execution of the proposed transaction occurs. This Code requires all pre-cleared personal security transactions must take place on the same day that the clearance is obtained. If the transaction is not completed on the date of clearance, a new clearance must be obtained, including one for any uncompleted portion. Post- approval is not permitted under this Code. If it is determined that a trade was completed before approval was obtained, it will be considered a violation of this Code.

In addition to the restrictions contained in the “Other Conflicts of Interest” Section of the Code, the Approving Officer will consider the following factors in determining whether or not to pre-clear a proposed transaction:

(1)	whether the amount or the nature of the transaction or person making it is likely to affect the price or market of the security; and
(2)	whether the individual making the proposed purchase or sale is likely to receive a disproportionate benefit from purchases or sales being made or considered on behalf of any of the advisory clients of the firm

If the employee’s transaction is approved, clients’ transactions are placed first if possible. In some circumstances, client and employee transactions may be part of a block trade with the final transaction price calculated as an average price of all executions. If any employee receives a better price on a transaction, that transaction price is given to a client if the executions were transacted by the same broker. If it is not possible to reallocate a transaction in which an employee received a better price than a client, the employee’s transaction will be cancelled. The employee would then be required to re- submit a pre-clearance transaction request.

Pursuant to Rule 17j-1 under the Investment Company Act, all access persons are prohibited from acquiring any securities in a private placement or IPO without prior approval of the Chief Compliance Officer.

In compliance with the Recordkeeping requirements, a copy of the documents evidencing approval shall be maintained in an easily accessible place by BIA for a period of not less than five years (the first two years in the files maintained by the Chief Compliance Officer). In addition, each access person shall comply with the reporting requirements set forth in Section E below.

E.	Reporting Requirements – Initial, Quarterly and Annually

Rule 204A-1 under the Advisers Act requires access persons of investment advisors to report their personal securities transactions and holdings. Therefore, BIA requires that a record of all Personal Securities Transactions made by access persons be made and kept available for inspection, and that these records be maintained on at least a quarterly basis. To comply with this policy, every access person and members of his or her immediate family must arrange for the Chief Compliance Officer to receive from any broker, dealer, or bank that affects any Personal Securities Transaction, duplicate copies of statements for EACH brokerage account in which such access person or such immediate family member has a beneficial interest. Each quarter, the Chief Compliance Officer will review the brokerage statements, and will discuss any apparent issues with the access person. After this initial discussion, the Chief Compliance Officer shall have sole discretion as to what action to take, including written censure, warning or dismissal from the firm.

Every access person must file a Quarterly Certification Form with the Chief Compliance Officer within 30 calendar days after the end of each calendar quarter. The Quarterly Certification Form will require every access person to represent that s/he, and each member of his/her immediate family has arranged for periodic statements for each brokerage account required in the preceding paragraph to be sent to the Chief Compliance Officer. Quarterly Certification Forms will be distributed to all access persons. Completed forms should be sent to the Chief Compliance Officer. All access persons must file Quarterly Certification Forms even if there were no reportable transactions during the quarter. All Quarterly Certification Forms and periodic brokerage statements must be maintained in an easily accessible place for a period of not less than five years, the first two years in an appropriate office of BIA.

All access persons are required to submit to the Chief Compliance Officer an Initial Holdings Report within 10 days of the date that such person became an access person that meets the following requirements:

•	Must disclose all the access person’s current securities holdings;
•	The Name of the broker-dealer or bank with which the access person maintains a personal account;
•	Information contained in the Initial Holdings Report must be current as of a date no more than 45 days prior to submission.

All access persons are required to submit to the Chief Compliance Officer an Annual Holdings Report at least once during each 12-month period.

F.	Protection of Material Nonpublic Information

For purposes of this Code “material nonpublic information” includes information about the adviser’s securities recommendations, client securities holdings and transactions and nonpublic information about a publicly traded company.

Client information should be accessed on a “need to know” basis and should be treated as inside information within the accepted use of the term. That is information that has not been disclosed generally to the marketplace, the disclosure of which is likely to affect the market value of the securities in question or is likely to be considered important to reasonable investors.

No employees of the firm shall make use of material non-public ("inside") information concerning any client or publicly traded company, nor shall any employee of the firm disclose any such inside information to other persons, including clients of the firm, if such use or disclosure would violate the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated there under (together, the '"34 Act") or the spirit of Rule 204A-1. Every employee shall keep confidential any information communicated to such employee, including all information related to securities recommendations and investment decisions being made by the firm. No employee shall, in violation of the '34 Act, direct trades in securities for accounts of investment advisory clients as to which the firm, or either of its divisions, has discretionary authority while the firm is in possession of inside information. Such use, disclosure or trades may subject both the employee and the firm to substantial legal penalties under the '34 Act and other laws.

An employee who comes to possess, or believes that he or she may have come to possess inside information concerning any publicly traded company, shall discuss such information with the Chief Compliance Officer who shall determine whether use of such information would violate the '34 Act or other laws. If the Chief Compliance Officer determines that it would, she shall notify all employees that they are prohibited from disclosing to other persons ("tippees") inside information about the issuer in question and from trading in the securities in question in Personal Securities Transactions, or for the accounts of clients, until further notice. The Chief Compliance Officer shall, on a monthly basis, review such client accounts in order to determine whether the provisions of this Section are being complied with.

G.	Other Conflicts of Interest

Gifts and Entertainment. Employees should not seek, accept or offer any gifts or favors of material value (over $100.00 per item) or any preferential treatment in dealings with any broker/dealer, portfolio company, financial institution or any other organization with whom we transact business. See Section H, "Other Transactions." Occasional participation in lunches, dinners, cocktail parties, sporting activities or similar gatherings conducted for business purposes are not prohibited. However, for both the employee's protection and that of the firm, it is extremely important that even the appearance of a possible conflict of interest be avoided. Extreme caution is to be exercised in any instance in which business related travel and lodging are paid for other than by the firm, and whenever possible, prior approval should be sought from the Chief Compliance Officer. Any question as to the propriety of such situations should be discussed with the Chief Compliance Officer.

Employees should also be aware that areas in addition to Personal Securities Transactions, gifts and sensitive payments may involve conflicts of interest. The following are examples of situations involving real or potential conflicts:

•	Information acquired in connection with employment with our organization may not be used in any way that might be contrary to or in competition with the interests of clients.

•	Information regarding actual or contemplated investment decisions, research priorities or client interests should not be disclosed to persons outside our organization and in no way can be used for personal gain.

•	All outside relationships such as directorships, trusteeships or memberships in investment organizations (e.g., an investment club) should be approved by the Chief Compliance Officer prior to acceptance of any such position. Generally, directorships in a publicly traded company will not be approved.

Political Contributions. Political contributions, broadly defined to include gifts, loans, the payment of debts and the provision of any other thing of value made by BIA or its ‘covered associates’ to politically connected individuals or entities with the intention of influencing such individuals or entities for business purposes are strictly prohibited. This Code also prohibits the receipt of compensation from a government entity for advisory services for two (2) years following a contribution to any official of that government entity and further prohibits payment to any third party for solicitation of advisory business from any government entity.

As defined in Rule 206(4)-5 under the Investment Advisers Act of 1940, the definition of a ‘covered associate’ of an investment adviser includes any:

•	General partner, managing member, executive officer or other individuals with a similar status or function;
•	Employee that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that employee;
•	Political action committee (‘PAC’) controlled by the adviser or by any person that meets the definition of a ‘covered associate’.

This Code acknowledges the de minims exception under Rule 206(4)-5 and allows a ‘covered associate’ to contribute up to $350 to an official per election (with primary and general elections counting separately) if the ‘covered associate’ is entitled to vote for the official at the time of the contribution and up to $150 to an official (with primary and general elections counting separately) if the ‘covered associate’ is not entitled to vote for the official at the time of contribution. All ‘covered associates’ considering making a political contribution to any state or local government entity, official, candidate, political party or political action committee must seek pre-clearance from the Chief Compliance Officer utilizing the Political Contribution Pre-Clearance Form (see ‘Attachment C’). Additionally, the Chief Compliance Officer will meet with all new hires and/or any individuals who are expected to become ‘covered associates’ to discuss past political contributions. The review will address the prior six months for potential ‘covered associates’ who will have no involvement in the solicitation of clients; contributions for all other potential ‘covered associates’ will be reviewed for the past two (2) years.

In compliance with Recordkeeping requirements, the Chief Compliance Officer, or an individual appointed by the Chief Compliance Officer, will collect and maintain the following information:

•	Names, titles and business and residence addresses of all BIA ‘covered associates’;
•	All government entities to which BIA provides or has provided investment advisory services (directly or indirectly through a covered investment pool) in the last five (5) years;
•	All direct and indirect contributions made by BIA or its ‘covered associates’ to an official of a government entity or direct or indirect payments made to a political party or PAC;
•	Name and business address of each regulated person to which BIA agrees to provide direct or indirect payment to solicit a government entity.

H.	Other Transactions

No employee shall participate on behalf of the firm, or any client of the firm, or on such employee's own behalf in any of the following transactions:

•	Use of firm funds for political purposes;
•	Payments or receipt of bribes, kickbacks or other amounts with any understanding that part or all of such amount will be refunded or delivered to a third party (such as consultants to plans subject to ERISA) in violation of any applicable law;
•	Payments to governmental officials or employees other than in the ordinary course of business for legal purposes (e.g., payment of taxes);
•	Use of the funds or assets of the firm for any unlawful or improper purpose; and
•	Use of any device, scheme, artifice, or practice that operates, or is intended to operate, as a fraud or deceit upon the firm or any client of the firm.

Whether a violation of any of these rules has occurred shall be determined by the firm in the reasonable exercise of its judgment, regardless of whether or not any civil or criminal procedures has been instituted by any person.

I.	Background Information

The Form ADV requires the reporting of past disciplinary actions taken against all "advisory affiliates." The term "advisory affiliates" includes directors and chief officers of an advisor; individuals who have the power to direct or cause the direction of the management or policies of a company; and all current employees except those performing only clerical, administrative, support or similar functions. Many advisory affiliates must also provide biographical information that must be reported to the SEC.

All advisory affiliates are required to provide full information to the firm as to all relevant past disciplinary actions taken against them, and, if necessary, to provide full biographical information. If any of the information previously provided becomes inaccurate or needs to be updated to make it accurate, it shall be your obligation to bring this to the attention of the Chief Compliance Officer.

J.	Review of Reports and Oversight of the Code of Ethics

The Chief Compliance Officer shall review all Quarterly Report Forms filed by access persons under Section E of this Code, and shall compare such individual reports of transactions entered into by the firm, its advisory affiliates and its advisory clients.

The Chief Compliance Officer, upon discovering that a violation of the Code has occurred, may impose such sanctions, as it deems appropriate, including, among other things, a letter of sanction or suspension or termination of the employment of the violator. Employees who become aware of violations of the Code are obligated to report violations to the Chief Compliance Officer without fear of retaliation. An act of retaliation is itself a violation of this Code and is subject to the same sanctions as any other violation.

Questions regarding interpretation of the Code or questions about its application to particular situations should be directed to the Chief Compliance Officer.

BIONDO INVESTMENT ADVISORS LLC

CODE OF ETHICS CERTIFICATION

Access Person’s Name:

I certify that I have received, read and understand all provisions of the firm’s Code of Ethics as of the date below. I further agree to comply with its terms and requirements.

Signature

Date

Attachment A

Chief Compliance Officer

The firm has designated Eugenia Pavek as Chief Compliance Officer.

Access Persons

Joseph R. Biondo Joseph P. Biondo Alexa Bogusta Scott Brown Kyle Clark Nancy Conklin Genny Cornell Cynthia Day Nichole Dutkus Scott Goginsky Jennifer Jarvis Jean Pavek Patrice Singleton Linda Smith

Karl A. Wagner, III

ATTACHMENT B

PERSONAL TRADING PRE-CLEARANCE FORM

The purpose of this pre-clearance form is to document that the proposed transaction is not a conflicting transaction. Pre-clearance must be granted prior to placing a trade and is only good for the day of the approval.

1.	Trade Date

2.	Buy Sell Short

3.	Security

4.	Common Stock Option Debt Other

5.	Symbol Acct. #

6.	Number of Shares/Face Amount

7.	Block Trade If yes, representative of what percent of Block?

8.	Access Person has no inside information or other knowledge pertaining to this proposed transaction that constitutes a violation of BIA policies or securities laws.

Access Person:                                          Signature:                                         Print Name

Date:

====================================================

Reason for Approval (To be completed by an Approving Officer):

___________________________________________________________________________________

_______________________________________________________________________

_______________________________________________________________________

The proposed transaction described above does not violate BIA’s Personal Security Transactions policy.

Approving Officer:                                         Signature:

Print Name:                                          Print Name:

Date:

ATTACHMENT C

POLITICAL CONTRIBUTION PRE-CLEARANCE FORM

All contributions and payments must comply with applicable federal, state and local laws, rules and regulations.

Covered Associate’s Name:                                                              Title:

Name of Person or Entity making the contribution (if other than Covered Associate):

__________________________________________________________________________________________

Recipient’s Name:                                                                             Title:

Office or position for which the Recipient is running:

____________________________________________________________________________

If the Recipient currently holds a government office or position, list that office or position:

_____________________________________________________________________________

Proposed contribution amount (dollar value):

If previous contributions have been made to the same candidate in the same election, list the aggregate amount of all previous contributions:

Are you eligible to vote for the candidate? Yes No If no, explain:

___________________________________________________________________________________________

By signing below, I am attesting to the fact that I have not nor will not, solicit contributions from others, or coordinate contributions to elected officials, current candidates, or political parties where Biondo Investment Advisers, or any affiliates, are providing or seeking government business.

_____________________________________                         ___________________________________

Print Name                                           Signature___________________

Date:

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CHIEF COMPLIANCE OFFICER USE ONLY

Approved                           Not Approved

Reviewed by:                          Date: